Exhibit 99.1

NEXSTAR MEDIA GROUP COMPLETES TRANSACTIONS WITH FOX TELEVISION STATIONS

ADDING TWO CHARLOTTE STATIONS AND DIVESTING THREE STATIONS IN SEATTLE AND MILWAUKEE

Net After Tax Proceeds of Approximately $240 Million to be Applied to

Debt Reduction and General Corporate Purposes

IRVING, Texas (March 2, 2020) – Nexstar Media Group, Inc. (Nasdaq: NXST) (the “Company” or “Nexstar”) announced today that it completed the previously announced purchase and sale agreements with Fox Television Stations, LLC, a subsidiary of Fox Corporation (Nasdaq: FOXA, FOX) (“FOX”), whereby Nexstar purchased the Charlotte FOX Affiliate WJZY and MyNetworkTV Affiliate WMYT for approximately $45 million in cash, and divested the Seattle FOX Affiliate KCPQ and MyNetworkTV Affiliate KZJO and the Milwaukee FOX Affiliate WITI for approximately $350 million in cash. Nexstar intends to use the approximately $240 million of net after tax proceeds from the transactions to reduce borrowings under its credit facilities and for general corporate purposes.

Commenting on the completion of the transactions, Nexstar Media Group Chairman, President and CEO Perry Sook said, “Since completing the Tribune Media transaction we’ve evaluated opportunities to optimize our portfolio with the goals of positioning us in markets that are complementary to existing operations or markets where we believe we can generate greater upside and potentially freeing up some national cap ownership space. The addition of FOX Affiliate WJZY and MyNetworkTV Affiliate WMYT in Charlotte meet all of this criteria as they are geographically complementary to Nexstar’s already strong mid-Atlantic presence in North Carolina, South Carolina, Tennessee and Virginia while presenting financial and operating synergies with the Company’s station portfolio and digital operations.

The Charlotte metropolitan area is the fastest growing in the country with a strong and stable economy, affordable housing and a solid job market. We also see upside to the WJZY and WMYT operating results as they benefit from our local news and other programming resources. These transactions also reduce Nexstar’s household reach by approximately 0.7% (reflecting the FCC’s UHF discount) allowing us to pursue other opportunistic transactions that strengthen our local market platform and service to viewers and businesses. In addition to the strategic benefits, the $240 million in net cash proceeds from the Fox transactions will contribute to our ability to significantly de-lever in the near-term and accelerate our path to reducing total net leverage to below 4x by 2020 year-end.”

According to the 2019 Nielsen DMA Rankings, the Charlotte, North Carolina DMA is ranked as the 21st largest U.S. television market, the Seattle-Tacoma, Washington DMA is ranked as the 13th largest U.S. television market, and the Milwaukee, Wisconsin DMA is ranked as the 35th largest U.S. television market.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 197 television stations and related digital multicast signals reaching 115 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. Nexstar has based these forward-looking statements on its current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication concerning, among other things, the purchase and sale transactions described herein, the use of proceeds therefrom and Nexstar’s future financial performance involve risks and uncertainties, and are subject to change based on various important factors, including Nexstar’s ability to successfully integrate the acquired television stations, Nexstar’s ability to realize the expected synergies and benefits from the purchase and sale transactions and the timing thereof, the impact of changes in national and regional economies, pricing fluctuations in local and national advertising, any future regulatory actions and conditions, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s Annual Report for the year ended December 31, 2019 and its subsequent public filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

Nexstar Media Group, Inc.

312/222-3394 or gweitman@nexstar.tv

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